Janet A. Nash
                                Attorney at Law
                       4500 Main Street * P.O. Box 418210
                        Kansas City, Missouri 64141-9210

April 30, 1998

American Century Quantitative Equity Funds
American Century Tower
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

    As counsel to American Century Quantitative Equity Funds (the "Corporation"), I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I deemed relevant, it is my opinion that the shares of the Corporation described in the 1933 Act Post-Effective Amendment No. 22 and 1940 Act Amendment No. 24 to its
Registration Statement on Form N-1A, to be filed with the Securities and Exchange Commission on April 30, 1998, will, when issued, be validly issued, fully paid and nonassessable.

    For the record, it should be stated that I am an employee of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment advisor of the Corporation.

    I hereby consent to the use of this opinion as an exhibit to the above-referenced Post-Effective Amendment.

                                Very truly yours,



                                /s/Janet A. Nash
                                Janet A. Nash